Exhibit 99.1

FOR IMMEDIATE RELEASE

March 20, 2024

Tejon Ranch President and CEO Announces Retirement Date

TEJON RANCH, California, March 20, 2024 – Tejon Ranch Co. (TRC-NYSE). Today, Mr. Gregory Bielli, President, and Chief Executive Officer (CEO) of Tejon Ranch Co., announced his intent to retire on December 31, 2024. Mr. Bielli has been President and CEO of Tejon Ranch Co. for over 10 years, since 2013. Mr. Bielli joined the company to create an integrated real estate company that now includes planning, entitlements, construction, sales and leasing of all classes of real estate assets and growing its non-real estate platform. Mr. Bielli has successfully accomplished these goals for the company during his tenure.

Since Mr. Bielli joined the company, the company has obtained new legislative land use entitlements and amendments to prior approved entitlements on the existing four mixed use master plans on Tejon Ranch. He and his team have overseen sales, development and reacquisition of over 5.5 million square feet of industrial and commercial uses in the Tejon Ranch Commerce Center. In this regard, successes include the construction and opening of The Outlets at Tejon, reinstitution and expansion of the Foreign Trade Zone for the Tejon Ranch Commerce Center, and the recent groundbreaking of the first residential project of Terra Vista at Tejon. Under his leadership, the company expanded water resources and farming operations. Mr. Bielli has also overseen the company’s prior rights offering and recent refinancings, while keeping a focus on a strong balance sheet for the company’s financial health.

“Serving for the past 10 years as President and CEO of this amazing company has been a true honor and privilege” stated Mr. Bielli. “I feel very fortunate that we, as a team, have been able to accomplish so much for our shareholders and this one-of-a-kind historic ranch. The foundation that we have all been part of establishing these last 10- years will serve this company, its shareholders and the communities we enjoy being a part of for many years to come.”

As a part of his retirement announcement, and with support of the Tejon Ranch Co. Board of Directors, Mr. Bielli will retain his Board of Directors seat after his retirement date. Mr. Bielli will also serve as a senior advisor to the company through 2025, to provide a clear transition for the new President/CEO and the company into the future.

“I cannot say enough of the high quality and professional nature with which Mr. Bielli has overseen and has led the Tejon Ranch Company over the past 10 years. His leadership within the company, and externally in his civic involvement throughout the state of California has advanced our company’s interests, and well served our shareholders and the communities of which the company is a part. We are fortunate that his involvement with the company will continue, and further our mission and implementation for our shareholders,” stated Mr. Norm Metcalfe, Chairman of the Board of Directors of Tejon Ranch Company.

The company has retained Korn Ferry to work with a Board of Directors’ appointed ad hoc search committee to commence a national search for Mr. Bielli’s successor. The ad hoc search committee is comprised of the following Board of Director Members: Norm Metcalfe (Chair of the Board of Directors), Michael Winer (Chair of the Nominating & Corporate Governance Committee), Steve Betts (Chair of the Compensation Committee) and Gregory Bielli.

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About Tejon Ranch Co.

Tejon Ranch Co. (NYSE: TRC) is a growth-oriented, fully diversified real estate development and agribusiness company whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. Tejon Ranch Co. is positioned for growth with its fully operational commercial/industrial real estate development and three master-planned residential communities on the horizon. For more information on the company, please go to www.tejonranch.com.

RPM Public Relations

Rae Pardini Matson

559.205.0721

rae@rpm-pr.com

RPM-PR.com